Exhibit 99.1

Silverstar Holdings Plans to Strengthen the Board of Directors of Empire Interactive

Both the Founder of the Software Toolworks and the Current Chief Executive Officer of NCsoft Europe Agree to Join the Empire Interactive Board upon the Closing of the Acquisition of Empire Interactive by Silverstar Holdings

BOCA RATON, Fla. — (BUSINESS WIRE) — Silverstar Holdings, Ltd. (Nasdaq:SSTR — News) today announced that Joe Abrams and Geoffrey Heath have agreed to become the non-executive Chairman and a non-executive Director of Empire Interactive, respectively. Their appointments are subject to and will take effect upon the closing of the acquisition of Empire Interactive by Silverstar Holdings which is anticipated to occur in late November 2006.

Joe Abrams has acted as a financial consultant to a number of companies throughout his career. In 1998, he co-founded eUniverse, Inc., a publicly traded Internet entertainment portal, later renamed Intermix Media Inc. Intermix was majority owner of MySpace.com and was sold to News Corp. for $580 million in 2005. In 1983, Mr. Abrams co-founded The Software Toolworks, Inc., a publicly held developer, publisher, and distributor of educational and entertainment software. He served in various capacities, including its President. Software Toolworks was sold to Pearson, Plc. in 1994 for $462 million.

Geoffrey Heath is currently Chairman of the Climax Group and Chief Executive Officer of NCsoft Europe. He has over 30 years experience in the multimedia industry. He has served on the Boards and has advised various US and UK companies in the multimedia arena ranging from computer games to Internet-related companies. In 1988, he established Mindscape International. The company grew from a staff of two to 120 and was acquired as part of the Software Toolworks Group by Pearson, PLC. He was recently awarded the INDIN award for outstanding contributions to the Games Industry and an Honorary Doctorate at the University of Abertay, Dundee.

“We are delighted that individuals of the caliber of Joe Abrams and Geoff Heath have agreed to become active members of the Empire Interactive’s Board,” stated Clive Kabatznik, Chief Executive Officer of Silverstar Holdings.

Mr. Kabatznik further stated, “Joe and Geoff, along with Ian Higgins, Simon Jeffrey, and the current Empire executive staff will constitute a winning team. Joe Abrams is one of the most respected figures in the international entertainment software industry. His insight, contacts and experience will be invaluable to us as we position Empire for future growth. Geoff Heath, through his current executive positions, is at the cutting edge of both game development and massive multi-player gaming applications. He too has a wealth of experience and contacts that will prove invaluable to Empire going forward.”

About Empire Interactive:

Empire Interactive is a leading publisher of interactive entertainment software that has been established for 18 years. The company floated on AIM, part of the London Stock Exchange in July 2000. Headquartered in the UK, Empire Interactive also has offices in the US, Germany, France, Italy and Spain. The company develops and publishes a varied range of titles for all current platforms in the US, Europe and Asia. Games such as Starsky & Hutch, Big Mutha Truckers, Ford Racing and FlatOut have all enjoyed success across the world. Its budget label, Xplosiv, is one of the fastest growing in Europe. Further information about Empire Interactive and its products can be found at www.empireinteractive.com.

About Silverstar Holdings:

Silverstar Holdings Ltd. is a publicly traded company (Nasdaq:SSTR — News), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fabless semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO, 561-479-0040
clive@silverstarholdings.com
or
Alliance Advisors, LLC
Alan Sheinwald, President, 914-244-0062
asheinwald@allianceadvisors.net